As filed with the Securities and Exchange Commission on May 24, 2002
                                                Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           IRON MOUNTAIN INCORPORATED
             (Exact name of registrant as specified in its charter)

          Pennsylvania                                           23-2588479
 (State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

                745 Atlantic Avenue, Boston, Massachusetts 02111
                                 (617) 535-4766
           (Address of Principal Executive Offices including zip code)

              Iron Mountain Incorporated 2002 Stock Incentive Plan
                            (Full Title of the Plan)

            C. Richard Reese                                 COPY TO:
        Chairman of The Board of                      William J. Curry, Esq.
  Directors and Chief Executive Officer              Sullivan & Worcester LLP
       Iron Mountain Incorporated                     One Post Office Square
           745 Atlantic Avenue                     Boston, Massachusetts 02109
       Boston, Massachusetts 02111                        (617) 338-2800
             (617) 535-4766
            (Name, Address and Telephone Number of Agent For Service)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 under the Securities and Exchange Act of 1933, as amended, shall apply to this registration statement.

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                      Proposed Maximum      Proposed Maximum
    Title of Each Class of          Amount to be     Offering Price Per    Aggregate Offering         Amount of
  Securities to be Registered        Registered            Unit(1)              Price(1)          Registration Fee
------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value        1,352,543             $31.88            43,119,070.84            $3,966.95
per share
------------------------------------------------------------------------------------------------------------------

(1) The proposed  maximum  offering  price per share and the proposed  maximum  aggregate  offering price have been estimated  solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c)
and 457(h)  under the  Securities  Act of 1933 on the basis of the average of the high and low prices of the Common
Stock on the New York Stock Exchange on May 22, 2002.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.

         The documents containing the information required by these items will be given to employees participating in the Iron Mountain Incorporated 2002 Stock Incentive Plan (the "Plan") and are not required to be filed with the Securities and Exchange Commission as part of the registration statement or as an exhibit thereto.

         Employees participating in the Plan may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4799, Attention: Investor Relations. These documents are also incorporated by reference in the Section 10(a) prospectus.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following additional documents, which have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         (c) The Company's definitive proxy statement on Schedule 14A, filed with the Commission on April 25, 2002; and

         (d) The description of the Company's common stock contained in the registration statement on Form 8-A dated May 27, 1997 (File No. 1-13045), including all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives") and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made party by reason of he or she or she being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order or settlement or conviction upon a plea of nolo contendere shall not itself create a presumption that the Representative did not act in good faith and in a manner he or she reasonably believes to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, has reasonable cause to believe that his or her conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against expenses actually and reasonably incurred is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or is obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him or her in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

         Section 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation with respect to an employee benefit plan.

         Section 7.2 of the Company's bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative or through arbitration. Section 7.2 also permits the Company, by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Section 7.2 can only be prospective and such changes require the unanimous vote of all of the directors then serving or the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors. Section 7.2 further permits the Company to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

         Pursuant to a certain employment agreement, dated February 1, 2000, between the Company and J. Peter Pierce, a director of the Company, Mr. Pierce received specific indemnification rights. In addition to those rights he holds generally as a director pursuant to our bylaws, Mr. Pierce is entitled (i) to obtain an advance of all costs and expenses incurred in connection with any proceeding giving rise to a potential indemnification claim within twenty (20) days of receipt by the Company of a request for such amounts, and (ii) to indemnification if in fact he meets the applicable standard of conduct, without regard to any determination by the Company (whether through the board, the shareholders, independent legal counsel or other party) regarding such conduct. Mr. Pierce's written consent, which may not be unreasonably withheld, is required before the Company may settle any proceeding or claim which would impose any penalty or limitation on Mr. Pierce.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION

         5.1      Opinion of Sullivan & Worcester LLP.*

         5.2      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*

         23.1 Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).

         23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in the opinion of Ballard Spahr Andrews & Ingersoll, LLP filed herewith as Exhibit 5.2).

         23.3     Consent of Arthur Andersen LLP (Iron Mountain Incorporated).*

         23.4 Consent of RSM Robson Rhodes (Iron Mountain Europe Limited (f/k/a Britannia Data Management Limited)).*

         24 Powers of Attorney (included in the signature page to this registration statement).

-----------

*        filed herewith

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Company pursuant to
         Section 13 or Section 15(d) of the Exchange Act of 1934, that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
         Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
         Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 24th day of May, 2002.

                                       IRON MOUNTAIN INCORPORATED


                                       By:  /s/ John F. Kenny, Jr.
                                            John F. Kenny, Jr.
                                            Executive Vice President
                                            Chief Financial Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated. The undersigned officers and directors of the Company hereby severally constitute and appoint C. Richard Reese and John F. Kenny, Jr., and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-8 (including, without limitation, any registration statement and post-effective amendment thereto filed pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

   Signature                      Title                                Date

/s/ C. Richard Reese       Chairman, Chief Executive Officer,       May 24, 2002
C. Richard Reese           President and Director


/s/ John F. Kenny, Jr.     Executive Vice President, Chief          May 24, 2002
John F. Kenny, Jr.         Financial Officer and Director


/s/ Clarke H. Bailey       Director                                 May 24, 2002
Clarke H. Bailey


/s/ Constantin R. Boden    Director                                 May 24, 2002
Constantin R. Boden


/s/ Kent P. Dauten         Director                                 May 24, 2002
Kent P. Dauten

/s/ Eugene B. Doggett      Director                                 May 24, 2002
Eugene B. Doggett


_____________________      Director
B. Thomas Golisano


/s/ Arthur D. Little       Director                                 May 24, 2002
Arthur D. Little


/s/ J. Peter Pierce        Director                                 May 24, 2002
J. Peter Pierce


/s/ Vincent J. Ryan        Director                                 May 24, 2002
Vincent J. Ryan


/s/ Jean A. Bua            Vice President and Corporate             May 24, 2002
Jean A. Bua                Controller